Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

June 9, 2023

Board of Trustees

American Homes 4 Rent

280 Pilot Road

Las Vegas, Nevada 89119

Ladies and Gentlemen:

We are acting as counsel to American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), in connection with the public offering of up to $1.0 billion in aggregate value of the Company’s Class A common shares of beneficial interest, $0.01 par value per share (the “Shares”), all of which Shares are to be offered and sold by the Company from time to time in accordance with the terms of the At-the-Market Issuance Sales Agreement, dated June 9, 2023, by and among the Company, American Homes 4 Rent, L.P., a Delaware limited partnership (the “Operating Partnership”), each of Morgan Stanley & Co. LLC, BMO Capital Markets Corp., BofA Securities, Inc., BTIG, LLC, Citigroup Global Markets Inc., Jefferies LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Raymond James & Associates, Inc., Regions Securities LLC, Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, in their capacities as agents for the Company, and each of BMO Capital Markets Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Jefferies LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, Nomura Securities International, Inc., Raymond James & Associates, Inc., Regions Securities LLC, Scotia (Capital) USA Inc. and Wells Fargo Securities, LLC, in their capacities as forward sellers (the “Sales Agreement”), which, among other things, contemplates that the Company may from time to time enter into one or more letter agreements with each of Bank of America, N.A., Bank of Montreal, Citibank, N.A., Jefferies LLC, JPMorgan Chase Bank, National Association, Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, Nomura Global Financial Products, Inc., Raymond James & Associates, Inc., Regions Securities LLC, The Bank of Nova Scotia and Wells Fargo Bank, National Association, in their capacities as forward purchasers, the form of which is attached as Exhibit D to the Sales Agreement (the “Forward Contracts” and, together with the Sales Agreement, the “Agreements”). The offering of the Shares by the Company is being made pursuant to a prospectus supplement dated June 9, 2023 (the “Prospectus Supplement”) and the accompanying prospectus dated June 9, 2023 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-272547) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C.    Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar.    Business Service Centers: Johannesburg Louisville.    Legal Services Center: Berlin. For more information see www.hoganlovells.com

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Shares will not be issued in violation of the ownership limits contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as currently in effect. We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company and the Operating Partnership of the Sales Agreement, (ii) execution and delivery by the Company of each Forward Contract relating to any forward purchase pursuant to the Sales Agreement in the form attached as Exhibit D to the Sales Agreement, together with the relevant supplemental confirmation thereto (the “Supplemental Confirmation”), (iii) authorization by the Company’s Board of Trustees, or authorization by a duly authorized pricing committee thereof, within the limitations established by resolutions duly adopted by the Company’s Board of Trustees and duly authorized pricing committee thereof and in each case made available to us, of the terms pursuant to which the Shares may be sold pursuant to the Agreements, (iv) authorization by a duly authorized executive officer, designated by the pricing committee to approve instruction notices (each, an “Instruction Notice”) under the Agreements, of the terms of the applicable Instruction Notice and Supplemental Confirmation (if any) executed in a manner consistent with the foregoing and pursuant to which the Shares may be sold pursuant to the Agreements, (v) issuance of the Shares pursuant to the terms established by the Board of Trustees and the pricing committee thereof and the terms of the applicable Instruction Notice and Supplemental Confirmation (if any) and (vi) receipt by the Company of the proceeds for the Shares sold pursuant to such terms and such applicable Instruction Notice and Supplemental Confirmation (if any), the Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

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